Exhibit 99.1

NII Holdings Announces Agreement to Sell Nextel Mexico

•	NII enters into agreement with AT&T to sell Nextel Mexico for $1.875 Billion
•	Transaction represents an important step in NII’s U.S. reorganization

RESTON, Va., January 26th, 2015 — NII Holdings, Inc. today announced that it has agreed to sell its Mexican operations operated by its indirect subsidiary, Nextel de Mexico, S.A. de C.V. (“Nextel Mexico”) to AT&T (NYSE:T) for $1.875 billion, less the outstanding net debt of the business at closing.

The transaction, which is subject to the approval of the U.S. Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”), regulatory approvals in Mexico and a competitive bidding process to be conducted under the supervision of the U.S. Bankruptcy Court, is expected to close by mid-2015.

“The transaction with AT&T ensures that customers of Nextel Mexico will continue to be served by a high quality telecommunications company committed to providing innovative products, services and solutions to the market,” said Steve Shindler, chief executive officer of NII Holdings. “We believe that the sale of Nextel Mexico represents an opportunity to reduce our operational risk, deliver value to our stakeholders and provide the liquidity that will position us to emerge from Chapter 11 reorganization with a healthy balance sheet and fund our business plan in Brazil. The sale also allows our Mexico team to continue to grow and thrive, capitalizing on the opportunities in the Mexican telecom market with the support of one of the largest telecom companies in the world,” Shindler added.

On November 24th, 2014, the Company and twelve of its wholly-owned subsidiaries, which previously sought bankruptcy protection, filed a plan of reorganization (the “Plan”) and related disclosure materials with the U.S. Bankruptcy Court based on an agreement that had been reached with certain of their major stakeholders, including their two largest creditors and the official committee of unsecured creditors. The Company expects to engage with its stakeholders in an effort to gain support for modifications to the Plan that will allow it and its subsidiaries to emerge from Chapter 11 reorganization. The Company's operations in Mexico, Brazil and Argentina are not included in the pending bankruptcy proceedings and continue to operate in the ordinary course outside of Chapter 11.

About NII Holdings, Inc.

NII Holdings, Inc., a publicly held company based in Reston, VA, is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII Holdings, operating under the Nextel brand in Mexico, Brazil and Argentina, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct Connectsm , a digital two-way radio. NII Holdings has been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. Visit the Company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

Visit NII Holdings' news room for news and to access our markets' news centers: www.nii.com/newsroom.

Safe Harbor Statement

This release includes "forward-looking statements" regarding the proposed sale transaction, future service offerings, business outlook and future performance, as well as other statements that are not historical or current facts. Forward-looking statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and may materially differ from actual future results. Risks and uncertainties that could affect the forward-looking statements in this release include: the failure to successfully close the transaction contemplated by the sale purchase agreement, including due to a failure to meet closing conditions; unexpected costs or liabilities; the impact of more intense competitive conditions and changes in economic conditions in the Brazilian telecommunications markets; the risk that our network technologies will not perform properly or support the services our customers want or need, including the risk that technology developments to support our services will not be timely delivered; the risk that customers in the markets we serve will not find our services attractive; whether we are able to successfully gain stakeholder support for modifications to the Plan as a result of the transaction with AT&T or otherwise; and the additional risks and uncertainties that are described in NII's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as in other reports filed from time to time by NII Holdings with the Securities and Exchange Commission . This press release speaks only as of its date, and NII disclaims any duty to update the information herein, except as required by law.

Media Contact

NII Holdings, Inc.

1875 Explorer Street, Suite 1000

Reston, VA. 20190

(703) 390-5100

www.nii.com

Investor and Media Relations:

Tahmin Clarke

(703) 390-7174

tahmin.clarke@nii.com